Scudder
    IRA
============================


Plan and
Disclosure Statement


----------------------------





SCUDDER
SERVING INVESTORS SINCE 1919

Introduction

     When Congress approved IRAs as a tax incentive to save for retirement, it required that all IRA investments be held by an IRA Custodian or Trustee. The job of the Custodian or Trustee is to hold and safeguard your IRA assets until you withdraw them.

     The Custodian of the Scudder IRA is State Street Bank and Trust Company. As Custodian, State Street Bank and Trust Company is the registered owner of your investments in Scudder fund shares and holds them for your benefit.

     This booklet and the accompanying adoption agreement comprise the agreement between you and State Street Bank and Trust Company. It gives a detailed explanation of the procedures governing the Scudder IRA. These procedures are set by Congress and the Internal Revenue Service and are common to all IRAs.

     Accompanying this document is "Scudder IRA: A guide to saving taxes while building retirement income", which explains the Scudder IRA in plain English. It is intended for your use as an easy reference guide for your Scudder IRA investment.

     If you have any questions, please call 1-800-225-2470.


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

Form 5305-A                                            OMB No. 1545-0365
(Rev. November 1983)                                   -----------------

Department of the Treasury                               DO NOT FILE
Internal Revenue Service                                 with Internal
                                                       Revenue Service


                            READ BUT DO NOT COMPLETE

                     Individual Retirement Custodial Account
              Scudder IRA Form 12084 for use with the Scudder Funds
               (Under Section 408(a) of the Internal Revenue Code)

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                    See Adoption Agreement, Article IX,
                    Paragraph 1 hereof (hereafter referred
                    to as A/A)

State of  ____________________________________________________  SS

County of ____________________________________________________

                                                       [_]  Amendment

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Depositor's name              See A/A
                    ------------------------------------------------------------
Depositor's date of birth          See A/A
                           -----------------------------------------------------
Depositor's social security number           See A/A
                                     -------------------------------------------
Depositor's address                See A/A
                      ----------------------------------------------------------
Custodian's name    State Street Bank & Trust Company
                  --------------------------------------------------------------
Custodian's address or principal place of business
                         Boston, Massachusetts
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--------------------------------------------------------------------------------
     The Depositor whose name appears above is establishing an individual retirement account (under section 408(a) of the Internal Revenue Code) to provide for his or her retirement and for the support of his or her beneficiaries after death.

     The Custodian named above had given the Depositor the disclosure statement required under the Income Tax Regulations under section 408(i) of the Code.

     The Depositor has deposited with the Custodian    See A/A    dollars
($   See A/A   ) in cash.

     The Depositor and the Custodian make the following agreement:

                                    Article I

     The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8),
405(d)(3), 408(d)(3), or 409(b)(3)(C) of the Code or an employer contribution to a simplified employee pension plan as described in section 408(k).

                                   Article II

     The Depositor's interest in the balance in the custodial account is nonforfeitable.

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For Paperwork Reduction Act Notice, see back of this form.


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

                                   Article III

     1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).

     2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m) of the Code).

                                   Article IV

     1. The Depositor's entire interest in the custodial account must be, or begin to be, distributed before the end of the tax year in which the Depositor reaches age 70 1/2. By the end of that tax year, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

     (a)  A single-sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor. The payments must begin by the end of that tax year.

     (c) An annuity contract that provides equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her spouse. The payments must begin by the end of the tax year.

     (d) Equal or substantially equal monthly, quarterly, or annual payments over a specified period that may not be longer than the Depositor's life expectancy.

     (e) Equal or substantially equal monthly, quarterly, or annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her spouse.

     Even if distributions have begun to be made under option (d) or (e), the Depositor may receive a distribution of the balance in the custodial account at any time by giving written notice to the Custodian. If the Depositor does not choose any of the methods of distribution described above by the end of the tax year in which he or she reaches age 70 1/2, distribution to the Depositor will be made before the end of that tax year by a single-sum payment. If the Depositor elects as a means of distribution (b) or (c) above, the annuity contract must satisfy the requirements of section 408(b)(1), (3), (4), and (5) of the Code. If the Depositor elects as a means of distribution (d) or (e) above, figure the payments made in tax years beginning in the tax year the Depositor reaches age 70 1/2 as follows:

     (i) For the minimum payment, divide the Depositor's entire interest in the custodial account at the beginning of each year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and his or her spouse, or the period specified under (d) or (e), whichever applies). Determine the life expectancy in either case on the date the Depositor reaches 70 1/2 minus the number of whole years passed since the Depositor became 70 1/2.

     (ii) For the minimum monthly payment, divide the result in (i) above by 12.

     (iii) For the minimum quarterly payment, divide the result in (i) above by 4.

     2. If the Depositor dies before his or her entire interest in the account is distributed to him or her, or if distribution is being made as provided in
(e) above to his or her surviving spouse, and the surviving spouse dies before the entire interest is distributed, the entire remaining undistributed interest will, within 5 years after the Depositor's death or the death of the surviving spouse, be distributed to the beneficiary or beneficiaries of the Depositor or the Depositor's surviving spouse.

                                    Article V

     Unless the Depositor dies, is disabled (as defined in section 72(m) of the Code), or reaches age 59 1/2 before any amount is distributed from the account, the Custodian must receive from the Depositor a statement explaining how he or she intends to dispose of the amount distributed.

                                   Article VI

     1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) of the Code and the related regulations.

     2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

                                   Article VII

     Notwithstanding any other articles which may be added to or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) of the Code and related regulations will be invalid.

                                  Article VIII

     This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

--------------------------------------------------------------------------------
Note: The following space (Article IX) may be used for any other provisions you wish to add. If you do not wish to add any other provisions, draw a line through this space. If you add provisions, they must comply with applicable requirements of State law and the Internal Revenue Code.
--------------------------------------------------------------------------------

                                   Article IX

     1. These provisions of Article IX are set forth in the Adoption Agreement which is incorporated herein by reference and which Depositor acknowledges having received and read.

     2.-13.    The remaining provisions of Article IX are set forth in Appendix
"A" to this Adoption Agreement, which is incorporated herein by reference, and which Depositor acknowledges having received and read. Paragraph 7 thereof amplifies Article IV and Paragraph 9 thereof amplifies Article VIII.
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Depositor's Signature                   See A/A
                         -------------------------------------------------------
Custodian's Signature                   See A/A
                         -------------------------------------------------------
Date                See A/A
     -----------------------------------------
Witness                  See A/A
          ----------------------------------------------------------------------
(Use only if signature of Depositor or Custodian is required to be witnessed.)
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Instructions

(Section references are to the Internal Revenue Code unless otherwise noted.)

Paperwork Reduction Act Notice

     The Paperwork Reduction Act of 1980 says that we must tell you why we are collecting this information, how it is to be used, and whether you have to provide it. The information is used to determine if you are entitled to a deduction for contributions to this custodial account. Your completing this information is only required if you want to adopt this model custodial account.

Purpose of Form

     This model custodial account may be used by an individual who wishes to adopt an individual retirement account under section 408(a). When fully executed by the Depositor and the Custodian not later than the time prescribed by law for filling the federal income tax return for the Depositor's tax year, a Depositor will have an individual retirement account (IRA) custodial account which meets the requirements of Section 408(a). This custodial account must be created in the United States for the exclusive benefit of the Depositor or his/her beneficiaries.

Definitions

     Custodian. -- The Custodian must be a bank or a savings and loan association, as defined in section 408(n), or other person who has the approval of the Internal Revenue Service to act as Custodian.

     Depositor. -- The Depositor is the person who establishes the account.

IRA for Non-Working Spouse

     Contributions to an IRA custodial account for a non-working spouse must be made to a separate IRA custodial account established by the non-working spouse.

     This form may be used to establish the IRA custodial account for the non-working spouse.

     An employee's social security number will serve as the identification number of his or her individual retirement account. An employer identification number is not required for each individual retirement account, nor for a common fund created for individual retirement accounts.

     For more information get a copy of the required disclosure statement from your Custodian or get Publication 590, Individual Retirement Arrangements, IRA's.

Specific Instructions

     Article IV. -- Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to make sure the requirements of section 408(a)(6) have been met. For example, if a Depositor elects distributions over a period permitted in (d) or (e) of Article IV, the period may not extend beyond the life expectancy of the Depositor at age 70 1/2 (under option (d)) or the joint life and last survivor expectancy of the Depositor (at age 70 1/2) and the Depositor's spouse (under option e)). For this purpose, life expectancies must be determined by using the expected return multiples in section 1.72-9 of the Income Tax Regulations (26 CFR Part 1). The balance in the account as of the beginning of each tax year beginning on or after the Depositor reaches age 70 1/2 will be used in computing the payments described in (d) and (e) of Article IV. Article IV does not preclude a mode of distribution different from those described in (a) through (e) of Article IV prior to the close of the tax year of the Depositor in which he/she attains age 70 1/2.

     Article IX. -- This article and any that follow it may incorporate additional provisions that are agreed upon by the Depositor and Custodian to complete the agreement. These may include, for example: definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of custodian, custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the depositor, etc. Use additional pages if necessary, and add them to this form.

     Note: This form may be reproduced and reduced in size for adoption to passbook or card purposes.

     U.S. Government Printing Office: 1984--421-108/258.


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

                         Appendix "A" Incorporated Into
                           Article IX of Agreement on
                             Scudder IRA Form 12-84
                         Between Custodian and Depositor

                             ----------------------

     1.   Please refer to Scudder IRA Adoption Agreement.

     2.   Depositor's Selection of Investments

          Depositor directs Custodian to invest all custodial funds in investment funds issued by the "Mutual Fund(s)," or in the other investments which have been designated by Scudder Fund Distributors, Inc. (or its successors) as eligible for investment hereunder, which have been selected by Depositor until Depositor hereafter gives Custodian contrary instructions pursuant to Article IX, paragraph ("para.") 6 below, which governs investment of the custodial account in "Mutual Fund" shares or other investments.

     3.   Contributions

          (a) Period Contributions. Periodic contributions which Depositor intends to be tax-deductible under Internal Revenue Code Section 219 shall be in cash and are to be invested under this Agreement. Depositor contemplates future periodic contributions within the tax-deductible limits and in accordance with the rules for tax-deductibility specified in the Internal Revenue Code. Depositor assumes full and sole responsibility for making sure that the sum of periodic contributions during a single taxable year of Depositor does not exceed those limits or violate those rules. Depositor should not contribute to the custodial account after it ceases to be exempt by reason of either section 408(e) or 415(g) of the Internal Revenue Code.

          (b) Rollover Contributions From an Individual Retirement Account or Individual Retirement Annuity Funded Exclusively With Deductible Contributions. A rollover contribution by Depositor from an individual retirement account or individual retirement annuity funded exclusively with deductible contributions shall be a deposit in cash to be invested under this agreement, with respect to which contribution, Depositor warrants that

(1) it meets the requirements for a rollover contribution from such an individual retirement account or individual retirement annuity as are contained in Code Section 408(d) and that

(2) no portion of such rollover contribution is attributable to a distribution from an employees' trust, an employee annuity, an annuity contract or a U.S. retirement bond as described in Internal Revenue Code Sections 402(a)(5), 403(a)(4), 403(b)(8), 405(d)(3), or 409(b)(3)(C).

          (c) Rollover Contributions Attributable to Distributions From Employer Plans. A rollover contribution by Depositor other than a contribution described in paragraph (b) above shall be a deposit in cash to be invested under this Agreement with respect to which contribution Depositor warrants that (1) the amount rolled over is attributable to a distribution from an employees' trust, an employee annuity, an annuity contract, a qualified bond purchase plan, or a U.S. retirement bond, which meets the requirements of Code sections 402(a)(5), 403(a)(4), 403(b)(8), 405(d)(3), or 409(b)(3)(C); and (2) Depositor
will make no additional contributions to the custodial account in which such contribution is deposited, except as otherwise permitted by Scudder Fund Distributors, Inc.

          If permitted by Scudder Fund Distributors, Inc., rollover contributions may be received under this Agreement with respect to qualified voluntary employee contributions as defined in Internal Revenue Code Section 219(e)(2) and such contributions shall thereafter be held and administered hereunder by the Custodian in accordance with all applicable law with respect to accumulated deductible employee contributions as defined in Internal Revenue Code Section 72(o)(5)(B).

          (d) Transfer from an Individual Retirement Account or Individual Retirement Annuity. Depositor may make an opening contribution hereunder by directing the transfer of a cash amount from a custodian or trustee of an individual retirement account or individual retirement annuity to the Custodian be made for investment under this Agreement.

          (1) From IRA Funded with Deductible Contributions. Where no portion of such transferred amount is attributable to a distribution from an employees' trust, an employee annuity, an annuity contract or a U.S. retirement bond as described in Internal Revenue Code Sections 402(a)(5), 403(a)(4), 403(b)(8), 405(d)(3), or 409(b)(3)(C), Depositor
          warrants that Depositor did not inherit the account or annuity, or if Depositor did inherit the account or annuity, that Depositor is the surviving spouse of the individual for whose benefit the account was originally maintained or the annuity was originally purchased.

          (2) From IRA Funded with Distributions Attributable to an Employer Plan. With respect to any other transferred amount, Depositor:

               (A) agrees that no additional contributions will be made to the custodial account in which such contribution is deposited, except as otherwise permitted by Scudder Fund Distributors, Inc.;

               (B) that the entire amount of such transferred amount is attributable to a distribution from an employees' trust, an employee annuity, an annuity contract, a qualified bond purchase plan, or a U.S. retirement bond, as described in Internal Revenue Code Sections 402(a)(5), 403(a)(4), 403(b)(8), 405(d)(3), or
               409(b)(3)(C), or other applicable law:

          (3) that if the transferred amount had been a rollover contribution, it would have complied with the requirements of subparagraph (b) or
          (c) above.

     4.   Tax and Other Legal Matters

          DEPOSITOR ACKNOWLEDGES HAVING READ THE SECTIONS ENTITLED "INSTRUCTIONS" AT BOTTOM ON PAGE 5 OF I.R.S. FORM 5305-A (of which this is a part), which describe some of the tax and other matters important to Depositor, and "ADDITIONAL INSTRUCTIONS" preceding Appendix "A".

     5.   Custodian's Fees

          (a) Custodian shall be entitled to receive such reasonable fees with respect to the establishment and administration of this custodial account as are established by it from time to time.

          (b) Upon thirty (30) days prior written notice, Custodian may change its fee schedule.

          Custodian's fees, any income, gift, estate and inheritance taxes or other taxes of any kind whatsoever, including transfer taxes incurred in connection with the investment or reinvestment of the assets of the custodial account, that may be levied or assessed in respect to such assets, and all other administrative expenses incurred by Custodian in the performance of its duties including fees for legal services rendered to Custodian, may be charged to the custodial account, with the right to liquidate Mutual Fund shares or other investments for this purpose, or (at Custodian's option) to the Depositor.

     6.   Custodial Account

          (a) This Agreement shall take effect only when accepted and signed by Custodian. As directed, Custodian shall then open and maintain a separate custodial account for Depositor and invest the initial contribution hereunder in shares of the Mutual Fund(s) or other investments selected by Depositor in
Article IX Para. 1. "Mutual Fund" means a regulated investment company which is defined in Internal Revenue Code Section 851(a) and which has been designated by Scudder Fund Distributors, Inc. (or its successors) as appropriate for investment hereunder.

          (b) Every subsequent contribution shall be invested in accordance with instructions authorized by Depositor indicating Depositor's choice of the Mutual Funds or other investments designated by Scudder Fund Distributors, Inc. (or its successors) as appropriate for investment hereunder. Depositor agrees that the listing shall not be construed as an endorsement by Custodian of the Mutual Funds or other investments in which contributions may be invested, final choice of which is in the sole discretion of Depositor. The Custodian does not undertake to render any investment advice whatsoever to Depositor; its sole duties are those prescribed in Article IX, para. 8(c).

          (c) The Custodian shall invest subsequent contributions as directed. However, if any such instructions authorized by Depositor are not received as required, or if received, are in the opinion of Custodian unclear, or if the accompanying contribution would cause the Depositor to exceed the maximum limitation on tax deductibility, Custodian may hold or return all or a portion of the contribution uninvested without liability for loss of income or appreciation or for other loss, and without liability for interest, pending receipt of written instructions or clarification.

          (d) All dividends and capital gains distributions received on shares of a Mutual Fund held in the custodial account shall (unless received in additional such shares) be reinvested in shares of that Mutual Fund, if available, which shall be credited to the account. If any distribution on such shares may be received at the election of the shareholder in additional such shares or in cash or other property, Custodian shall elect to receive it in additional such shares. All accumulations on account of other investments shall be reinvested in Depositor's custodial account.

          (e) All Mutual Fund shares or other investments acquired by Custodian hereunder shall be registered in the name of Custodian (with or without identifying Depositor) or of its nominee. Custodian shall deliver, or cause to be executed and delivered, to Depositor all notices, prospectuses, financial statements, proxies, and proxy soliciting materials relating to such Mutual Fund shares or other investments held in the custodial account. Custodian shall not vote any such Mutual Fund shares or other investments except in accordance with any written instructions received from Depositor.

     7.   Distributions.

          (This paragraph 7 supplements Article IV on Scudder IRA Form 12-84 of the Agreement and must be read in conjunction with it.)

          (a)  Distribution of the custodial account assets in accordance with
Article VI shall be made in a manner set forth in subparagraph (c)(1) or (2), whichever applies, except as Article IV otherwise requires and at such time as Depositor (or Depositor's Beneficiary if Depositor is deceased) shall elect by written order to Custodian, provided that distribution (except for distribution on account of Depositor's disability or death, return of an "excess contribution" referred to in subparagraph (d) or a "rollover" from this account), must be no earlier than age 59 1/2 if Depositor wants to avoid an "early distribution additional tax" under Code section 408(f) or other applicable law. For that purpose, Depositor will be considered disabled if Depositor can prove, as provided in Code section 72(m)(7), that Depositor is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration. Depositor (or Depositor's Beneficiary if Depositor is deceased) will order distribution in the manner and at the time permitted or required by Article IV and this paragraph. Custodian assumes no responsibility for the tax treatment of any distribution from the custodial account; such responsibility accrues solely to the person ordering the distribution.

          (b) Custodian assumes (and shall have) no responsibility to make any distribution on order of Depositor (or Depositor's Beneficiary if Depositor is deceased) unless and until such order specifies the occasion for such distribution, the elected manner of distribution, and any declaration required by Article V. Also, before making any such distribution or before honoring any assignment of the custodial account, Custodian shall be furnished with any and all application, certificates, tax waivers, signature guarantees, and other documents (including proof of any legal representative's authority) deemed necessary or advisable by Custodian, but Custodian shall not be responsible for complying with an order which appears on its face to be genuine, or for refusing to comply if not satisfied it is genuine, and assumes no duty of further inquiry.

          (c) Upon receipt of a proper written order as required above, Custodian shall distribute the assets of the custodial account in cash or kind as follows:

          (1) Distribution to Depositor. If the distribution order calls for the custodial account to be paid to Depositor under Article IV, then distribution shall be made in one or more of the following ways as specified in the order.

               (A)  In a lump sum.

               (B) In installments pursuant to a cash withdrawal plan, provided that such a plan suitable for prearranging the distributions described in this subparagraph (B) is available for Custodian's use under the rules governing the investments held in the custodial account. A suitable cash withdrawal plan will provide for periodic liquidation of some of investments held in the custodial account to yield the cash necessary to pay each installment. Prior to January 1, 1985, a suitable cash withdrawal plan will provide for payment of installments over a period not longer than the life expectancy of Depositor and Depositor's spouse. Subsequent to December 31, 1984, a suitable cash withdrawal plan will provide for payment of installments ratably over a period of not longer than the life expectancy of the Depositor or the joint life and last survivor expectancy of the Depositor and the Depositor's Beneficiary (as defined in subparagraph (c)(2) of this Para. 7). The life expectancies referred to in this Agreement shall be determined by using applicable Internal Revenue Service tables. The amount distributed each year shall be at least equal to the quotient obtained by dividing the entire custodial account remaining at the beginning of that year by the adjusted life expectancy of Depositor and Depositor's spouse, or the joint life and last survivor expectancy of Depositor's Beneficiary (whichever is applicable). Prior to January 1, 1985, the life or joint life expect and last survivor expectancy used to calculate the minimum amount to be distributed in a given year shall be equal to the relevant expectancy as it was determined as of when Depositor attained age 70 1/2 reduced by the number of whole years elapsed, if any, since Depositor attained age 70 1/2. Subsequent to December 31, 1984, the adjusted life or joint life and last survivor expectancy used to calculate the minimum amount to be distributed in a given year shall be, at the Depositor's election, either determined by referring to the applicable Internal Revenue Service table and determining the relevant expectancy as of the particular year in question or by using a previously determined expectancy and reducing such expectancy by the number of whole years elapsed since it was determined. Notwithstanding any implication to the contrary in this subsection (B), no distribution need be made in any year, or a lesser amount may be distributed during such year, if the aggregate amounts distributed through the end of such year are at least equal to the aggregate of the minimum amounts required by this sub-paragraph (B) to have been so distributed. Moreover, during Depositor's lifetime the entire custodial account remaining for distribution at any time under this subparagraph (B) may, pursuant to a proper supplementary written order as specified above, be distributed to Depositor.

               (c) By the purchase and distribution of a single-premium contract meeting the requirements of Code section 408(b)(1), (3), (40 and, prior to January 1, 1985, (5) applicable to an "individual retirement annuity".

          (2) Distribution upon Death of Depositor or Depositor's Spouse. Prior to January 1, 1985, if Custodian receives a proper written order for distribution on account of the Depositor's death, or the spouse's death, if distributions were being made to the spouse over the joint life and last survivor expectancy, Custodian shall distribute the then- remaining custodial account to Depositor's (of, if applicable, the spouse's) Beneficiary within five (5) years of Depositor's (or, if applicable, the spouse's) death either in a lump sum or installments; provided, however, that if distributions have already begun before Depositor's death for a specified term, the Custodian may instead continue to make the distribution in the same manner and without regard to the foregoing five-year limitation; provided further, that if Depositor's Beneficiary is Depositor's spouse and if Depositor's Beneficiary elects to treat the account as if Depositor's Beneficiary were the Depositor, then the Custodian may distribute the account as directed by the Depositor's Beneficiary as if such person were the Depositor and in accordance with Articles IV and IX. Subsequent to December 31, 1984, if Custodian receives a proper written order for distribution on account of the Depositor's death or, the spouse's death, if distributions were being made to the Depositor's surviving spouse, then the Custodian shall distribute the then-remaining custodial account to the Depositor's (or, if applicable, the spouse's) Beneficiary over the life of the Depositor's (or, if applicable, the spouse's) Beneficiary or within a period not greater than the greater of five (5) years after the Depositor's (or, if applicable, the spouse's) death or the life expectancy of Depositor's (or, if applicable, the spouse's) Beneficiary; provided, however, that if distributions have already begun before Depositor's death for a specified term, Custodian shall continue to distribute the custodial account over a period at least as rapid as that specified term. The term "Depositor's Beneficiary" means the person or persons designated as such by the "designating person" (as defined below) on a form acceptable to Custodian for use in connection with this Agreement, signed by the designating person, and filed with the Custodian in accordance with this subparagraph (2). The form may name persons or estates to take upon the contingency of survival. However, the term "Depositor's Beneficiary" means the designating person's estate to the extent no such designation on such a form effectively disposes of the custodial account as of when such distribution is to commence. Moreover, a form shall not become effective for that purpose until it is filed with the Custodian during the lifetime of the designating person. The form last accepted by Custodian before such distribution is to commence, upon becoming effective during the designating person's lifetime, shall be controlling, and, whether or not fully dispositive of the custodial account, thereupon shall revoke all such forms previously filed by that person. The term "designating person" means Depositor; after Depositor's death, it also means the person or persons (other than Depositor's estate) who begin to receive a portion of the custodial account pursuant to such a designation by Depositor, and designations by such a person shall relate solely to the balance of that portion remaining in the custodial account as of when distribution pursuant to a designation by that person is to commence. The Custodian shall accept all such forms only in the Commonwealth of Massachusetts, and they shall be considered part of this Agreement for purposes of Article IX, para. 13(c).

          (3) Any annuity which Custodian is to purchase and distribute under this Agreement may be fixed or variable, but Custodian shall not be required to distribute in that manner unless the premium for that annuity is at least $1,000.

          (4) Depositor's Beneficiary shall not have the right or power to anticipate any part of the custodial account or to sell, assign,
          transfer, pledge or hypothecate any part thereof.   The custodial
          account shall not be liable for the debts of Depositor's Beneficiary or subject to any seizure, attachment, execution or other legal process in respect thereto.

          (d) If during a taxable year under Article 1 a total amount is contributed which exceeds the amount deductible for that year, either because such amount exceeds the tax-deductible limits specified in the Internal Revenue Code, or because of attainment of age 70 1/2 in that year, or for some other reason, then upon receiving written notice specifying the year in question, the amount of the excess, the reason it is an excess, and the amount of net income in the custodial account attributable to such excess -- Custodian shall distribute cash to Depositor in an amount equal to the sum of such excess and earnings. If the excess contribution did not arise because of attainment of age 70 1/2. then (in Custodian's discretion unless otherwise instructed by Depositor) in lieu of being distributed, said sum shall be treated by Depositor as a contribution in the then current or a succeeding taxable year, in accordance with applicable law.

     8.   Additional Provisions Regarding the Custodian

          (a) When and after distributions of the custodial account to Depositor's Beneficiary commence, all rights and obligations assigned to Depositor by provisions of this Agreement shall inure to, and be enjoyed and exercised by, Depositor's Beneficiary instead of Depositor. Until such distributions commence to such a person, the Custodian shall not be responsible for treating such person's predecessor to such rights and obligations as still possessing the same.

          (b) Custodian shall keep adequate records of transactions it is required to perform hereunder. Not later than sixty (60) days after the close of each calendar year or after the Custodian's resignation or removal pursuant to Article IX, para. 10(a), Custodian shall render to Depositor a written report or reports reflecting the transactions effected by it during such period and the assets of the custodial account at the close of the period. Sixty (60) days after rendering such report(s), Custodian shall be forever released and discharged from all liability and accountability to anyone with respect to its acts and transactions shown in or reflected by such report(s), except with respect to those as to which the recipient of such report(s) shall have filed written objections with the Custodian within the latter such sixty-day period.

          (c) Custodian shall be an agent for Depositor to receive and invest contributions as authorized by Depositor, hold and distribute such investments, and keep adequate records and report thereon, all in accordance with this Agreement. The parties do not intend to confer any fiduciary duties on Custodian, and none shall be implied. Custodian may perform any of its administrative duties through other persons designated by Custodian from time to time, except that Mutual Fund shares or other investments must be registered as stated in para. 6(e) of this Article IX; and Custodian intends initially to delegate all such duties to Boston Financial Data Services, Inc., which is partially owned by Custodian's parent company; but no such delegation or future change therein shall be considered as an amendment to this Agreement. Custodian shall not be liable (and assumes no responsibility) for the collection of contributions, the deductibility of any contribution or its propriety under this Agreement, or the purpose or propriety of any distribution ordered in accordance with Article IX, para. 7, or made in accordance with Article IX, para. 12, which matters are the sole responsibility of Depositor and Depositor's Beneficiary.

          (d) Depositor shall always fully indemnify Custodian and save it harmless from any and all liability whatsoever which may arise either (1) in connection with this Agreement and matters which it contemplates, except that which arises due to Custodian's negligence or willful misconduct, or (2) with respect to making or failing to make any distribution, other than for failure to make distribution in accordance with an order therefor which is in full compliance with both Article IV and para. 7(a) and (b) of Article IX. Custodian shall not be obligated or expected to commence or defend any legal action or proceeding in connection with this Agreement or such matters unless agreed upon by Custodian and Depositor, and unless fully indemnified for so doing to Custodian's satisfaction.

          (e) Custodian may conclusively rely upon and shall be protected in acting upon any written order from or authorized by Depositor or Depositor's Beneficiary or any other notice, request, consent, certificate or other instrument, paper, or other communication believed by it to be genuine and to have been issued in proper form and with proper authority, and, so long as it acts in good faith, in taking or omitting to take any other action in reliance thereon.

     9.   Amendment

          (This paragraph 9 supplements Article VIII on Scudder IRA Form 12-84 of the Agreement and must be read in conjunction with it.)

          (a) Depositor retains the right to amend this Agreement in any respect at any time, effective on a stated date which shall be at least sixty
(60) days after giving written notice of the amendment (including its exact terms) to Custodian by registered or certified mail unless Custodian waives such notice as to that amendment. If Custodian does not wish to continue serving in that capacity under this Agreement as so amended, it may resign in accordance with Article IX, para. 10. Depositor also delegates, to the distributor (principal underwriter) of a plurality of the Mutual Funds described in Article IX, para. 6(b), Depositor's right so to amend including retroactively, as necessary or appropriate in the opinion of counsel satisfactory to the distributor, in order to conform with pertinent provisions of the Code and other laws or successor provisions of law or to obtain a governmental ruling that such requirements are met, to adopt a prototype or master plan (when one becomes available) for investment in shares of such Mutual Funds or other investments, or as otherwise may be advisable in the opinion of such counsel, provided the distributor amends in the same manner all agreements comparable to this one, having the same Custodian, permitting investment in shares of such Mutual Funds or other investments, and under which such power has been delegated to it. Such an amendment by the distributor shall be communicated in writing to Depositor and Custodian, and Depositor shall be deemed to have consented thereto unless, within thirty (30) days after such communication to Depositor is mailed, Depositor either (1) gives Custodian a proper written order for a lump-sum distribution of the custodial account, or (2) removes Custodian and simultaneously appoints a Successor Custodian under Article IX, para. 10.

          (b) This paragraph 9 shall not be construed to restrict Custodian's freedom to agree with distributors of Mutual Fund shares, or others, upon the terms by which shares of additional Mutual Funds or other investments may be chosen for investment as contemplated in Article IX, para. 6(b), or Custodian's freedom to change fee schedules in the manner proved by Article IX, para. 5(b), and no such agreement or change shall be deemed to be an amendment of this Agreement.

     10.  Resignation or Removal of Custodian.

          (a) Custodian may resign at any time upon at least thirty (30) days prior notice in writing to Depositor, and may be removed by Depositor at any time upon at least thirty (30) days prior notice in writing to Custodian. Upon such resignation or removal, Depositor shall appoint a Successor Custodian to serve under this Agreement. Upon receipt by Custodian of written acceptance of such appointment by the Successor Custodian, Custodian shall transfer to such Successor the assets of the custodial account and all necessary records (or copies thereof) pertaining thereto, provided that (if so requested by Custodian) any Successor Custodian agrees not to dispose of any such records without Custodian's consent. Custodian is authorized, however, to reserve such a portion of such assets as it may deem advisable for payment of all its fees, compensation, costs, and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the custodial account or on or against Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the Successor Custodian.

          (b) If within thirty (30) days after Custodian's resignation or removal or such longer time as Custodian may agree to, Depositor has not appointed a Successor Custodian which has accepted such appointment, Custodian shall terminate the custodial account pursuant to Article IX, para. 11, unless within that time the distributor referred to in Article IX, para. 9(a), appoints such Successor and gives written notice thereof to Depositor and Custodian.

          (c) Custodian shall not be liable for the acts or omissions of such Successor.

          (d) The Custodian, and every Successor Custodian appointed to serve under this Agreement, must be a bank as defined in Code section 408(n) or such other person who qualifies to serve in the manner prescribed by Code section 408(a)(2) and satisfies the Depositor, distributor, or Custodian, upon request, as to such qualification.

          (e) After Custodian has transferred the custodial account assets (including any reserve balance as contemplated above) to the Successor Custodian, Custodian shall be relieved of all further liability with respect to this Agreement, the custodial account, and the assets thereof.

     11.  Termination of Account

          (a) Custodian shall terminate the custodial account if, within the time specified in Article IX, para. 10(b), after Custodian's resignation or removal, neither Depositor nor the distributor has appointed a Successor Custodian which has accepted such appointment. Termination of the custodial account shall be effected by distributing all assets thereof in a lump sum in cash or in kind to Depositor subject to Custodian's right to reserve funds as provided in Article IX, para. 10(a).

          (b) Upon termination of the custodial account, this Agreement shall terminate and have no further force and effect, and Custodian shall be relieved from all further liability with respect to this Agreement, the custodial account, and all assets thereof so distributed.

     12.  Liquidation of Account

          (a) Notwithstanding anything contained in this Agreement to the contrary, Scudder Fund Distributors, Inc. shall have the right to direct Custodian, by written order to Custodian, to liquidate the custodial account if the value of the account at the time of such written order is less than a minimum value established on a non-discriminatory basis from time to time by Scudder Fund Distributors, Inc., and upon receipt of such written order (which Scudder Fund Distributors, Inc. shall have no duty to make and which, if made, may be made with respect to any specified accounts as to which it may be made applicable singly or to all accounts as to which it may be made applicable as a group), Custodian shall forthwith proceed to liquidate the custodial account by distributing all assets thereof in a lump sum in cash or in kind to Depositor, subject to Custodian's right to reserve such a portion of such assets as it may deem advis-able for payment of all its fees, compensation, costs, and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the custodial account or on or against Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to Depositor.

          (b) Neither Scudder Fund Distributors, Inc. nor Custodian shall be liable for, or in any way responsible with respect to, any penalty or any other loss incurred by any person with respect to a distribution made hereunder and upon liquidation of the custodial account as aforesaid, this Agreement shall terminate and have no further force and effect, and Custodian and Scudder Fund Distributors, Inc. shall be relieved from all further liability with respect to this Agreement, the custodial account, and all assets thereof so distributed.

     13.  Miscellaneous

          (a) References herein to the "Internal Revenue Code" or "Code" and sections thereof shall mean the same as amended from time to time hereafter, including successors to such sections.

          (b) Except where otherwise specifically required in this Agreement, any notice from Custodian to any person provided for in this Agreement shall be effective if sent by first-class mail to such person at that person's last address on Custodian's records.

          (c) This agreement is accepted by Custodian in, and shall be construed and administered in accordance with the laws of the Commonwealth of Massachusetts. This Agreement is intended to qualify under section 408 of the Code as an Individual Retirement Account and for the Retirement Savings deduction under section 219 of the Code, and if any provision hereof is subject to more than one interpretation or any term used herein is subject to more than one construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with that intent. However, neither the Custodian, nor any Mutual Fund (or company associated therewith) shall be responsible for whether or not such intentions are achieved through use of this Agreement, and Depositor is referred to Depositor's attorney for any such assurances.


CUSTODIAN
DISCLOSURE STATEMENT

     The following information is being provided to you by the State Street Bank and Trust Company, the Custodian of the Scudder Individual Retirement Accounts, in accordance with the requirements of the Internal Revenue Service. Please read it together with the Individual Retirement Plan and the prospectus for the shares of each Mutual Fund selected by you for the investment of your contributions to that Plan, copies of which you should have already received from the distributor of those shares. The provisions of the Plan and prospectus must prevail over this statement in any instance where the statement is incomplete or appears to conflict.

     The Employee Retirement Income Security Act of 1974 has provided an entirely new program that may enable you to plan for your retirement by creating a "retirement plan" with federally tax-deductible dollars. This federal income tax deduction is available even if you do not otherwise itemize your deductions. In addition, any earnings on the assets held in your individual retirement account will not be subject to federal income tax until you actually begin to receive a distribution from your account. The state income tax treatment of your account may differ, and details should be available from your state taxing authority or your own tax adviser.

     As with most other laws that provide special tax treatment, there are certain restrictions and limitations involved with respect to your individual retirement account:

     1. Only a limited amount of savings can qualify for the preferential tax treatment -- 100% of your compensation or earnings from self-employment up to an annual maximum of $2,000. Under certain conditions, an individual and his or her non-employed spouse may each open an IRA. Annual deductions for contributions are allowable if a joint income tax return is filed and the deductions are limited to the lesser of 100% of the employed spouse's compensation or $2,250, and the amount contributed to either individual retirement account may not exceed $2,000.

          In the case of an individual retirement account which meets the requirements of a so-called Simplified Employee Pension Plan, an employer may contribute a deductible amount equal to 15% of the employee's compensation up to an annual maximum of $30,000, the amount of such contribution is includible in the employee's income as wages (for federal income tax purposes) but is deductible by him or her.
          The employee is also allowed an annual deduction for his or her own individual retirement account contributions limited to the lesser of 100% of the employee's compensation or $2,000.

          There is a 6% penalty tax on any so-called "excess contribution" if you make one, that is, on the portion of a contribution made to your IRA in excess of the amount which can be currently deducted. Some examples of when this can occur are when you make a contribution to your IRA in excess of the allowable deduction limitations, or your contribute during or after the calendar year in which you reach 70 1/2, or in the case of a spousal IRA, if the non-employed spouse receives any compensation during the calendar year. The 6% penalty tax on any "excess contribution" also attaches for each following year until the excess is withdrawn or used up. If an excess contribution plus earnings on it is withdrawn before the time for filing the individual's tax return for the year of the contribution (including extensions), there will be no 6% penalty tax. The amount withdrawn will not be considered a premature distribution nor taxed as ordinary income, except the earnings withdrawn will be included in the income of the taxpayer. In addition, in certain cases an excess contribution may be withdrawn after the time for filing the individual's tax return without resulting in taxable income to the individual. Also, excess contributions for one year may be carried forward and deducted in the next year.

     2. Contributions must be made to a Trust or Custodial Account in which the Trustee/Custodian is either a bank or such other person who has been approved by the Secretary of the Treasury. No part of your contribution may be invested in life insurance or be commingled with other property except in a common trust fund or common investment fund.

     3. No deduction is allowed for (a) contribution other than in cash; (b) contributions (other than those by an employee to a Simplified Employee Pension Plan) made during your calendar year in which you attain age 70 1/2 or thereafter; or (c) for any amount you contribute which was a distribution from another retirement plan ("rollover" contribution). However, the limitations in paragraph 1 do not apply to such rollovers.

     4. Individuals receiving compensation may establish their own individual retirement accounts even if they are already covered under tax-qualified plans (including Keogh plans for self-employed individuals), government plans, or certain annuities.

     5.   Your interest in the account must be nonforfeitable at all times.

     6. An individual is allowed to transfer, as a so-called "rollover" contribution, such individual's investment in one type of individual retirement plan to another without any tax liability. Also, under certain conditions, an individual may so roll over (tax-free) a distribution received from a qualified plan or a tax-sheltered annuity. However, strict limitations apply to such rollovers, and you should seek competent tax advice in order to comply with all the rules governing rollovers.

     7. Since the purpose of the IRA savings plan is to accumulate funds for retirement, your receipt or use of any portion of this account (for example, as collateral for a loan) before you attain age 59 1/2 would be considered as an early distribution unless the distribution is a result of death or disability. The amount of early distribution would be includable in your gross income and would also subject you to a penalty tax equal to 10% of the distribution unless you transfer it to another IRA under circumstances whereby it qualifies as a rollover.

     8. If you or your beneficiary were to engage in any prohibited transaction (such as any sale, exchange or leasing of any property between you and the account, or any interference with the independent status of the account) then the account would lose its exemption from tax and be treated as having been distributed to you. The value of the entire account would be includable in your gross income, and if your then under age 59 1/2 you would also be subject to the 10% penalty tax on early distributions.

     9. If you attain age 70 1/2 before the end of 1984, your entire interest in your account must be distributed to you, or begin to be distributed to you, before the close of the year in which you attain age 70 1/2. The distribution may be made at once in a lump sum, or it may be made in installments. However, installment payments cannot be scheduled to be made over a period which extends beyond your life expectancy, or the combined life expectancy of you and your spouse. If the amount distributed during a calendar year is less than the minimum amount required to be distributed, the recipient would be subject to a penalty tax equal to 50% of the difference between the amount required to be distributed and the amount actually distributed. If you die before the entire interest is distributed to you, similar rules require prompt, level payments to your beneficiary.

     10. If you do not attain age 70 1/2 until January 1, 1985 or later, your entire interest in your account must be distributed, or begin to be distributed, to you no later than the first April 1st of the year following the later of the year in which you attain age 70 1/2 or retire. Distribution may be made at once in a lump sum, or it may be made in installments. However, installment payments cannot be schedule to be made over a period which extends beyond your life expectancy (as determined annually), or the joint life and last survivor expectancy of you and the beneficiary your designate (as redetermined annually, if that beneficiary is your spouse). If the amount distributed during a calendar year is less than the minimum amount required to be distributed, the recipient would be subject to a penalty tax equal to 50% of the difference between the amount required to be distributed and the amount actually distributed. If you die before the entire interest is distributed to you, but after you have begun to receive distributions, your entire account must be distributed to your beneficiary over a period no longer than the last determined life expectancy or life and last survivor expectancy over which your account was being distributed prior to your death. If you die before the entire interest has begun to be distributed to you and your spouse is your beneficiary, distributions to your spouse must either (a) be completed within 5 years of your death or (b) commence before the later of one year after your death or the date on which you would have attained age 70 1/2, and continue over his or her life or a period not exceeding his or her life expectancy. If you die before the entire interest has begun to be distributed to you and your spouse is not your beneficiary, distributions to your beneficiary must either (a) be completed within five years of your death of (b) commence within one year after your death and continue over your beneficiary's life or a period not exceeding his or her life expectancy.

     11. Amounts distributed to you are includable in your gross income when you receive them and are taxable as ordinary income without any special lump-sum distribution privileges. However, normal four-year income averaging may be available.

     12. If you die before the end of 1984, the first $100,00 worth of distributions paid to your beneficiary (other than your estate) are not subject to federal estate and gift tax when they are paid in a series of substantially equal period statements over the life of the beneficiary or over a period of at least 36 months after your death. After December 31, 1984, this special federal estate and gift tax exclusion will no longer be available.

     13. You must file Treasury Form 5329 with the Internal Revenue Service for each calendar year during which there is an excess contribution, premature distribution, or during which there is an insufficient distribution as referred to in paragraphs 9 and 10 above.

     14. The Individual Retirement Account Plan has been approved as to form by the Internal Revenue Service. This approval is a determination only as to the form of the account and does not represent a determination of the merits of such account.

     15. Information about the shares of each mutual fund available for investment by your individual retirement account must be furnished to you in the form of a prospectus governed by rules of the Securities and Exchange Commission. Please refer to the prospectus for detailed information concerning your mutual fund. Growth in the value of your account cannot be guaranteed or projected. However, the income and operating expenses of a mutual fund will affect the value of its shares, and hence the value of your account, as does any increase or decrease in the value of the assets of the mutual fund. The fund's prospectus contains information regarding current income and expenses of your mutual fund.

          Fees and other expenses of maintaining your account may be charged to you or your account. The Custodian's fee schedule is referred to in
          Article IX of the Plan document and is distributed to you with it.

     If you have not received this Disclosure Statement at least seven calendar days before the establishment of your Individual Retirement Account, you have the right to revoke your Individual Retirement Account during the seven calendar day period following the establishment of it. In order to so revoke your Individual Retirement Account, you must do so in writing and you must mail or deliver your revocation to Scudder Fund Distributors, Inc., c/o State Street Bank and Trust Company, P.O. Box 1912, Boston, Massachusetts 02105. If your revocation is mailed, the date of the postmark (or the date of certification or registration if sent by certified or registered mail) will be considered your revocation date. If you so revoke your individual retirement account during the seven-day period, the entire amount of your account, without any adjustments (for items such as administrative expenses, fees, or fluctuation in market value) will be returned to you.

     You may obtain further information from any district office of the Internal Revenue Service.

                     (C)1984 Scudder Fund Distributors, Inc.
                               All rights reserved

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SCUDDER
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